AMENDMENT NO. 7

TO INVESTMENT ADVISORY AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that, with respect to the Investment Advisory Agreement dated May 2, 2016, as amended, between TCF and TAM (the “Agreement”), is hereby amended to reflect the following changes to Exhibit A: (i) effective February 27, 2026, the “Thrivent Core High Yield Bond Fund” and “Thrivent Core Investment Grade Corporate Bond Fund” shall each be deemed a “Fund” under the terms of the Agreement; and (ii) removal of Thrivent Core Small Cap Value Fund, which merged into Thrivent Small Cap Value ETF effective November 14, 2025, Thrivent Core Low Volatility Equity Fund, which was liquidated effective October 22, 2025, and Thrivent Core Mid Cap Value Fund, which was liquidated effective October 22, 2025. A revised Exhibit A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT ASSET MANAGEMENT, LLC

By:	Jeffrey D. Cloutier
Jeffrey D. Cloutier
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

TO

THRIVENT CORE FUNDS INVESTMENT ADVISORY AGREEMENT

Dated November 18, 2025

1. Thrivent Core Short-Term Reserve Fund (effective May 2, 2016)

2. Thrivent Core Emerging Markets Debt Fund (effective September 5, 2017)

3. Thrivent Core International Equity Fund (effective November 10, 2017)

4. Thrivent Core Emerging Markets Equity Fund (effective January 31, 2020)

5. Thrivent Core High Yield Bond Fund (effective February 27, 2026)

6. Thrivent Core Investment Grade Corporate Bond Fund (effective February 27, 2026)